Exhibit 99.1

QuinStreet Reports Fourth Quarter and Fiscal Year 2020 Financial Results

FOSTER CITY, CA – August 5, 2020 – QuinStreet, Inc. (Nasdaq: QNST), a leader in performance marketplace products and technologies, today announced financial results for the fourth quarter and fiscal year ended June 30, 2020.

For the fourth quarter, the Company reported revenue of $117.0 million. Revenue excluding divested businesses increased 3% year-over-year.

GAAP net income for the fourth quarter was $1.5 million, or $0.03 per diluted share, and adjusted net income was $7.4 million, or $0.14 per diluted share.

Adjusted EBITDA for the fourth quarter was $8.4 million, or 7% of revenue.

For fiscal year 2020, the Company reported record total revenue of $490.3 million. Revenue excluding divested businesses increased 15% year-over-year.

GAAP net income for the fiscal year was $18.1 million, or $0.34 per diluted share, and adjusted net income was $26.9 million, or $0.50 per diluted share.

Adjusted EBITDA in fiscal year 2020 was $36.2 million, or 7% of revenue.

For the fiscal year, the Company generated $47.6 million in operating cash flow and closed the year with $107.5 million in cash and equivalents.

“Fiscal Q4 was a successful quarter for the Company despite the complexities of dealing with Covid-19’s impact on our clients, media and operations,” commented Doug Valenti, CEO of QuinStreet. “We delivered better-than-expected results and made excellent progress on strategic and operating initiatives. We are narrowing our focus to our biggest and most attractive opportunities, and have returned functional excellence to our critical Product, Media and Client organizations. Overall, we believe that we are better positioned for long-term growth and performance than we have been in a decade.”

“Revenue excluding divested businesses grew 3% year-over-year, and we delivered adjusted EBITDA of 7%. We also generated strong cash flow, ending the quarter with over $107 million in cash.”

“Results in Auto Insurance and Home Services, our two largest businesses, were particularly strong. Auto Insurance revenue grew 47% year-over-year, and Home Services grew 29%. The strong results in Auto Insurance and Home Services offset weakness in our credit-driven client verticals, Personal Loans and Credit Cards, which continued to be negatively impacted by weak economic and employment conditions. As expected, those businesses declined significantly in the quarter.”

“On the strategic front, we acquired Modernize to add to our scale and capabilities in Home Services, and narrowed our footprint further by divesting our Mortgage assets. The Modernize transaction closed just subsequent to quarter end.”

“QRP continues to progress well. The pipeline strengthened in the quarter. Though still in early stages, we are also seeing good and growing implementation and usage activity with clients already launched.”

“Turning to our outlook, forecasting specifics in these uncertain and unprecedented times remains challenging. That said, we expect the general trends of strength in Insurance and Home Services, and weakness in credit-driven client markets, to likely continue. Our current estimate is that revenue in fiscal Q1 will be between $125 and $130 million. We expect adjusted EBITDA margin to again be in the mid single digits,” concluded Valenti.

Conference Call Today at 2:00 p.m. PT

The Company will host a conference call and corresponding live webcast at 2:00 p.m. PT. To access the conference call dial +1 800-353-6461 (domestic) or +1 334-323-0501 (international callers) using passcode #3216055. A replay of the conference call will be available beginning approximately two hours after the completion of the call by dialing  +1 888-203-1112 (domestic) or +1 719-457-0820 (international callers) and using passcode #3216055. The webcast of the conference call will be available live and via replay on the investor relations section of the Company's website at http://investor.quinstreet.com.

About QuinStreet

QuinStreet, Inc. (Nasdaq: QNST) is a pioneer in delivering online marketplace solutions to match searchers with brands in digital media. QuinStreet is committed to providing consumers and businesses with the information and tools they need to research, find and select the products and brands that meet their needs.

Non-GAAP Financial Measures and Definitions of Client Verticals

This release and the accompanying tables include a discussion of adjusted EBITDA, adjusted net income, adjusted diluted net income per share and free cash flow and normalized free cash flow, all of which are non-GAAP financial measures that are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The term "adjusted EBITDA" refers to a financial measure that we define as net income less provision for (benefit from) income taxes, depreciation expense, amortization expense, stock-based compensation expense, interest and other expense, net, acquisition costs, gain on divestitures of businesses, net, strategic review costs, contingent consideration adjustment, litigation settlement expense, and restructuring costs disclosed in our Annual Report on Form 10-K. The term "adjusted net income" refers to a financial measure that we define as net income adjusted for amortization expense, stock-based compensation expense, acquisition costs, gain on divestitures of businesses, net, strategic review costs, contingent consideration adjustment, litigation settlement expense, and restructuring costs disclosed in our Annual Report on Form 10-K, and release of deferred tax valuation allowance, net of estimated taxes. The term "adjusted diluted net income per share" refers to a financial measure that we define as adjusted net income divided by weighted average diluted shares outstanding. The term “free cash flow” refers to a financial measure that we define as net cash provided by operating activities, less capital expenditures and internal software development costs. The term “normalized free cash flow” refers to free cash flow less changes in operating assets and liabilities. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of adjusted EBITDA, adjusted net income, adjusted diluted net income per share and free cash flow and normalized free cash flow may not be comparable to the definitions as reported by other companies.

We believe adjusted EBITDA, adjusted net income and adjusted diluted net income per share are relevant and useful information because they provide us and investors with additional measurements to analyze the Company's operating performance.

Adjusted EBITDA is useful to us and investors because (i) we seek to manage our business to a level of adjusted EBITDA as a percentage of net revenue, (ii) it is used internally by us for planning purposes, including preparation of internal budgets; to allocate resources; to evaluate the effectiveness of operational strategies and capital expenditures as well as the capacity to service debt, (iii) it is a key basis upon which we assess our operating performance, (iv) it is one of the primary metrics investors use in evaluating Internet marketing companies, (v) it is a factor in determining compensation, (vi) it is an element of certain financial covenants under our historical borrowing arrangements, and (vii) it is a factor that assists investors in the analysis of ongoing operating trends. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies and other interested parties in our industry as a measure of financial performance, debt-service capabilities and as a metric for analyzing company valuations.

We use adjusted EBITDA as a key performance measure because we believe it facilitates operating performance comparisons from period to period by excluding potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact of changes in effective tax rates or fluctuations in permanent differences or discrete quarterly items), non-recurring charges, certain other items that we do not believe are indicative of core operating activities (such as litigation settlement expense, acquisition costs, gain or loss on divestitures of businesses, contingent consideration adjustment, strategic review costs, restructuring costs and other income and expense) and the non-cash impact of depreciation expense, amortization expense and stock-based compensation expense.

With respect to our Adjusted EBITDA guidance, the Company is not able to provide a quantitative reconciliation without unreasonable efforts to the most directly comparable GAAP financial measure due to the high variability, complexity and low visibility with respect to certain items such as taxes, and income and expense from changes in fair value of contingent consideration from acquisitions. We expect the variability of these items to have a potentially unpredictable and potentially significant impact on future GAAP financial results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that would be confusing or misleading to investors.

Adjusted net income and adjusted diluted net income per share are useful to us and investors because they present an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses (stock-based compensation, amortization of intangible assets, contingent consideration adjustment and release of deferred tax valuation allowance), non-recurring charges and certain other items that we do not believe are indicative of core operating activities. We believe that analysts and investors use adjusted net income and adjusted diluted net income per share as supplemental measures to evaluate the overall operating performance of companies in our industry.

Free cash flow is useful to investors and us because it represents the cash that our business generates from operations, before taking into account cash movements that are non-operational, and is a metric commonly used in our industry to understand the underlying cash generating capacity of a company’s financial model. Normalized free cash flow is useful as it removes the fluctuations in operating assets and liabilities that occur in any given quarter due to the timing of payments and cash receipts and therefore helps investors understand the underlying cash flow of the business as a quarterly metric and the cash flow generation potential of the business model. We believe that analysts and investors use free cash flow multiples as a metric for analyzing company valuations in our industry.

We intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

FY2020 results in our Education Client Vertical include revenue from US, (historically) Brazil, and India. Revenue in our Financial Services Client Vertical includes Auto Insurance (auto, home, motorcycle, and small business), Life Insurance, Health Insurance, Personal Loans, Credit Cards, Banking, and (historically) Mortgage. Revenue in our Other Client Vertical includes Home Services and (historically) B2B. In fiscal Q3 2020, we divested our B2B client vertical and Brazil operations. In fiscal Q4 2020, we divested our Mortgage business.

Legal Notice Regarding Forward Looking Statements

This press release and its attachments contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Words such as "estimate", "will”, "believe", “expect”, "intend", “outlook”, "potential", “promises” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include the statements in quotations from management in this press release, as well as any statements regarding the Company's anticipated financial results, growth and strategic and operational plans. The Company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may contribute to such differences include, but are not limited to: the impact from risks and uncertainties relating to the COVID-19 pandemic; the impact of changes in industry standards and government regulation including, but not limited to investigation or enforcement activities of the Department of Education, the Federal Trade Commission and other regulatory agencies; the Company’s ability to maintain and increase client marketing spend; the Company's ability to maintain and increase the number of visitors to its websites and to convert those visitors and those to its third-party publishers' websites into client prospects in a cost-effective manner; the impact of the current economic climate on the Company's business; the Company's ability to access and monetize Internet users on mobile devices; the Company's ability to attract and retain qualified executives and employees; the Company's ability to compete effectively against others in the online marketing and media industry both for client budget and access to third-party media; the Company's ability to identify and manage acquisitions; and the impact and costs of any alleged failure by the Company to comply with government regulations and industry standards. More information about potential factors that could affect the Company's business and financial results are contained in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission ("SEC"). Additional information will also be set forth in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2020, which will be filed with the SEC. The Company does not intend and undertakes no duty to release publicly any updates or revisions to any forward-looking statements contained herein.

Investor Contact:

Erica Abrams

(415) 297-5864

eabrams@quinstreet.com

QUINSTREET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	June 30,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$107,509	$62,522
Accounts receivable, net	64,472	75,628
Prepaid expenses and other assets	13,591	5,228
Total current assets	185,572	143,378
Property and equipment, net	5,657	5,410
Operating lease right-of-use assets	9,118	—
Goodwill	80,677	82,544
Other intangible assets, net	28,174	35,118
Deferred tax assets, noncurrent	48,673	52,149
Other assets, noncurrent	536	6,012
Total assets	$358,407	$324,611
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$36,759	$37,093
Accrued liabilities	42,271	36,878
Deferred revenue	73	761
Other liabilities	6,734	8,967
Total current liabilities	85,837	83,699
Operating lease liabilities, noncurrent	8,692	—
Other liabilities, noncurrent	7,934	18,083
Total liabilities	102,463	101,782
Stockholders' equity:
Common stock	52	50
Additional paid-in capital	304,650	289,768
Accumulated other comprehensive loss	(237)	(366)
Accumulated deficit	(48,521)	(66,623)
Total stockholders' equity	255,944	222,829
Total liabilities and stockholders' equity	$358,407	$324,611

QUINSTREET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net revenue	$116,961	$121,964	$490,339	$455,154
Cost of revenue (1)	105,147	107,431	437,864	393,509
Gross profit	11,814	14,533	52,475	61,645
Operating expenses: (1)
Product development	4,001	3,165	14,206	12,329
Sales and marketing	1,805	2,409	8,876	8,755
General and administrative	6,789	5,472	23,188	29,834
Operating (loss) income	(781)	3,487	6,205	10,727
Interest income	61	75	230	290
Interest expense	(130)	(173)	(696)	(367)
Other income, net	2,722	29	12,947	69
Income before income taxes	1,872	3,418	18,686	10,719
(Provision for) benefit from income taxes	(370)	(2)	(584)	51,761
Net income	$1,502	$3,416	$18,102	$62,480

Net income per share:
Basic	$0.03	$0.07	$0.35	$1.26
Diluted	$0.03	$0.06	$0.34	$1.18

Weighted average shares used in computing net income per share:
Basic	52,059	50,277	51,529	49,581
Diluted	53,301	52,974	53,387	52,754

(1) Cost of revenue and operating expenses include stock-based compensation expense as follows:
Cost of revenue	$2,754	$2,193	$8,569	$7,354
Product development	632	459	1,819	1,606
Sales and marketing	570	427	1,701	1,358
General and administrative	1,544	1,109	4,628	3,810

QUINSTREET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
Cash Flows from Operating Activities
Net income	$1,502	$3,416	$18,102	$62,480
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,959	2,595	11,476	8,975
Provision for sales returns and doubtful accounts receivable	446	76	625	9,343
Stock-based compensation	5,500	4,188	16,717	14,128
Non-cash lease expense	(204)	—	259	—
Deferred income taxes	288	2	3,546	(52,019)
Gain on divestitures of businesses, net	(2,759)	—	(13,578)	—
Other adjustments, net	(130)	180	315	610
Changes in assets and liabilities:
Accounts receivable	7,720	(2,762)	11,354	(8,321)
Prepaid expenses and other current assets	(4,425)	577	(8,136)	(545)
Other assets, noncurrent	4,547	239	5,508	634
Accounts payable	(3,189)	2,014	103	4,534
Accrued liabilities	743	(2,253)	1,173	(3,368)
Deferred revenue	(27)	(87)	178	46
Other liabilities, noncurrent	1	453	(34)	1,468
Net cash provided by operating activities	12,972	8,638	47,608	37,965
Cash Flows from Investing Activities
Capital expenditures	(641)	(779)	(1,962)	(1,972)
Business acquisitions, net	—	(10,581)	(2,000)	(32,737)
Internal software development costs	(616)	(609)	(2,291)	(2,336)
Proceeds from divestitures of businesses, net of cash divested	3,991	—	15,096	—
Other investing activities	—	(150)	25	56
Net cash provided by (used in) investing activities	2,734	(12,119)	8,868	(36,989)
Cash Flows from Financing Activities
Proceeds from exercise of common stock options	262	2,075	4,092	7,789
Payment of withholding taxes related to release of restricted stock, net of share settlement	(963)	(1,108)	(6,376)	(9,891)
Post-closing payments and contingent consideration related to acquisitions	(4,644)	(1,952)	(9,348)	(1,952)
Net cash used in financing activities	(5,345)	(985)	(11,632)	(4,054)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	9	(16)	143	26
Net increase (decrease) in cash, cash equivalents and restricted cash	10,370	(4,482)	44,987	(3,052)
Cash, cash equivalents and restricted cash at beginning of period	97,153	67,018	62,536	65,588
Cash, cash equivalents and restricted cash at end of period	$107,523	$62,536	$107,523	$62,536
Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$107,509	$62,522	$107,509	$62,522
Restricted cash included in other assets, noncurrent	14	14	14	14
Total cash, cash equivalents and restricted cash	$107,523	$62,536	$107,523	$62,536

QUINSTREET, INC.

RECONCILIATION OF NET INCOME TO

ADJUSTED NET INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income	$1,502	$3,416	$18,102	$62,480
Amortization of intangible assets	2,011	1,766	7,810	5,602
Stock-based compensation	5,500	4,188	16,717	14,128
Acquisition costs	634	201	985	736
Gain on divestitures of businesses, net	(2,759)	—	(13,578)	—
Strategic review costs	68	—	330	—
Contingent consideration adjustment	—	(100)	—	(100)
Litigation settlement expense	15	—	95	23
Restructuring costs	3	—	421	—
Release of deferred tax valuation allowance	—	—	—	(49,442)
Tax impact after non-GAAP items	387	(1,268)	(3,985)	(8,718)
Adjusted net income	$7,361	$8,203	$26,897	$24,709

Adjusted diluted net income per share	$0.14	$0.15	$0.50	$0.47

Weighted average shares used in computing adjusted diluted net income per share	53,301	52,974	53,387	52,754

QUINSTREET, INC.

RECONCILIATION OF NET INCOME TO

ADJUSTED EBITDA AND ADJUSTED EBITDA

EXCLUDING THE NET DCEH RECEIVABLE WRITE-OFF

(In thousands)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income	$1,502	$3,416	$18,102	$62,480
Interest and other expense, net	106	69	1,097	8
Provision for (benefit from) income taxes	370	2	584	(51,761)
Depreciation and amortization	2,959	2,595	11,476	8,975
Stock-based compensation	5,500	4,188	16,717	14,128
Acquisition costs	634	201	985	736
Gain on divestitures of businesses, net	(2,759)	—	(13,578)	—
Strategic review costs	68	—	330	—
Contingent consideration adjustment	—	(100)	—	(100)
Litigation settlement expense	15	—	95	23
Restructuring costs	3	—	421	—
Adjusted EBITDA	8,398	10,371	36,229	34,489
Net DCEH receivable write-off	—	—	—	5,800
Adjusted EBITDA excluding the net DCEH receivable write-off	$8,398	$10,371	$36,229	$40,289

QUINSTREET, INC.

RECONCILIATION OF CASH PROVIDED BY

OPERATING ACTIVITIES TO FREE CASH FLOW

AND NORMALIZED FREE CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$12,972	$8,638	$47,608	$37,965
Capital expenditures	(641)	(779)	(1,962)	(1,972)
Internal software development costs	(616)	(609)	(2,291)	(2,336)
Free cash flow	$11,715	$7,250	$43,355	$33,657
Changes in operating assets and liabilities	(5,658)	1,819	(13,691)	(3,114)
Normalized free cash flow	$6,057	$9,069	$29,664	$30,543

QUINSTREET, INC.

REVENUE OF DIVESTED BUSINESSES

In fiscal year 2020, as a result of the Company’s decision to narrow its focus to its best performing businesses and market opportunities, the Company completed the divestitures of its business-to-business technology client vertical, its mortgage business, as well as its wholly owned subsidiaries, QuinStreet Brasil Online Marketing e Midia Ltda, and VEMM, LLC along with its interests in Euro-Demand Do Brasil Serviços de Geração de Leads Ltda. These businesses contributed $0.2 million and $8.1 million to the Company’s net revenue for the three-months ended June 30, 2020 and 2019, respectively, and $15.5 million and $43.4 million for the fiscal year ended June 30, 2020 and 2019, respectively.